Exhibit 99.1

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share data)

	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$22,430	$16,295
Accounts receivable - less allowances of $9,890 at March 31, 2023 and $9,861 at December 31, 2022	12,575	16,057
Inventories - current	13,530	17,710
Prepaid and other current assets	4,895	6,649
Total current assets	$53,430	$56,711
Non-current inventories	6,148	5,947
Property and equipment - net	2,421	2,057
Other assets - net	5,713	5,527
Total assets	$67,712	$70,242

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,492	$7,705
Accrued expenses	12,090	13,146
Accrued income taxes	402	296
Total current liabilities	$19,984	$21,147
Acquisition contingencies - Holo	22,995	24,061
Warrant liability	15,512	22,982
Notes payable - related party	10,244	10,192
Other long-term liabilities	7,906	7,583
Total liabilities	$76,641	$85,965
Commitments and contingencies (Note 17)

Mezzanine equity	10,006	10,006

Stockholders’ equity:
Common stock, $.001 par value: 300,000,000 shares authorized; 9,176,688 and 7,860,369 shares issued and outstanding, as of March 31, 2023 and December 31, 2022, respectively	8	7
Additional paid-in capital	610,422	607,245
Accumulated other comprehensive loss	(3,349)	(2,840)
Accumulated deficit	(620,073)	(624,218)
Less treasury stock, 76,769 and 66,641 shares, as of March 31, 2023 and December 31, 2022, respectively, at cost	(5,943)	(5,923)
Total stockholders’ equity	$(18,935)	$(25,729)
Total liabilities, mezzanine equity and stockholders’ equity	$67,712	$70,242

See notes to unaudited condensed consolidated financial statements.

1

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2023	2022
Revenues	$16,748	$20,605
Cost of goods sold	6,074	6,410
Gross profit	10,674	14,195
Operating Expenses:
General and administrative	21,127	25,317
Severance and restructuring costs	466	—
Research and development	2,905	4,447
Gain on acquisition contingency	(1,066)	(8,503)
Asset impairment and abandonments	553	939
Transaction and financing expenses	463	916
Total operating expenses	24,448	23,116
Gain on sale of Coflex	(12,631)	—
Operating loss	(1,143)	(8,921)
Other (income) expense - net
Other (income) expense - net	(147)	28
Interest expense	252	252
Foreign exchange (gain) loss	(238)	353
Change in fair value of warrant liability	(5,288)	(9,743)
Total other (income) - net	(5,421)	(9,110)
Income before income tax provision	4,278	189
Income tax provision	133	162
Net income from operations	4,145	27
Other comprehensive income (loss)
Unrealized foreign currency translation (gain)	(509)	(109)
Total other comprehensive income	$4,654	$136

Net income per common share - basic	$0.51	$0.00
Net (loss) income per common share - diluted	$(0.03)	$0.00
Weighted average shares outstanding - basic	8,072,339	5,733,646
Weighted average shares outstanding - diluted	13,320,439	5,910,719

See notes to unaudited condensed consolidated financial statements.

2

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited, in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Total	Mezzanine Equity
Balance, January 1, 2023	$7	$607,245	$(2,840)	$(624,218)	$(5,923)	$(25,729)	$10,006
Net income	—	—	—	4,145	—	4,145	—
Foreign currency translation adjustment	—	—	(509)	—	—	(509)	—
Share offering	—	—	—	—	—	—	—
Prefunded warrant execution	1	2,182	—	—	—	2,183	—
Equity instruments issued in connection with the Holo acquisition	—	—	—	—	—	—	—
Stock-based compensation	—	995	—	—	—	995	—
Purchase of treasury stock	—	—	—	—	(20)	(20)	—
Balance, March 31, 2023	$8	$610,422	$(3,349)	$(620,073)	$(5,943)	$(18,935)	$10,006

See notes to unaudited condensed consolidated financial statements.

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SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited, in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Total	Mezzanine Equity
Balance, January 1, 2022	$5	$585,517	$(1,820)	$(569,613)	$(5,852)	$8,237	$10,006
Net Income	—	—	—	27	—	27	—
Foreign currency translation adjustment	—	—	(109)	—	—	(109)	—
Share offering	1	8,487	—	—	—	8,488	—
Pre-funded warrant execution	—	1,749	—	—	—	1,749	—
Equity instruments issued in connection with the Holo acquisition	1	5,918	—	—	—	5,919	—
Stock-based compensation	—	1,374	—	—	—	1,374	—
Purchase of treasury stock	—	—	—	—	(5)	(5)	—
Balance, March 31, 2022	$7	$603,045	$(1,929)	$(569,586)	$(5,857)	$25,680	$10,006

See notes to unaudited condensed consolidated financial statements.

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SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$4,145	$27
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	499	562
Provision for bad debts and product returns	29	913
Investor fee	—	916
Change in fair value of warrant liability	(5,288)	(9,743)
Provision for inventory write-downs	215	3,044
Deferred income tax provision	(21)	—
Stock-based compensation	985	1,374
Asset impairment and abandonments	553	939
Gain on acquisition contingency	(1,066)	(8,503)
Gain on sale of Coflex	(12,631)	—
Other	(35)	(3)
Change in assets and liabilities:
Accounts receivable	3,451	(2,235)
Inventories	1,580	(2,122)
Accounts payable	(2,405)	1,771
Accrued expenses	(826)	(17,492)
Right-of-use asset and lease liability	(360)	(2)
Other operating assets and liabilities	2,153	11,416
Net cash used in operating activities	$(9,022)	$(19,138)
Cash flows from investing activities:
Purchases of property and equipment	(1,297)	(1,261)
Disposal of Coflex	17,000	—
Patent and acquired intangible asset costs	(35)	(81)
Net cash provided by (used in) investing activities	$15,668	$(1,342)
Cash flows from financing activities:
Share offering proceeds including prefunded warrant exercised, net	—	17,729
Payment of Holo Milestones - contingent consideration	—	(4,081)
Pre-funded warrant execution	1	—
Payments for treasury stock	(20)	(5)
Net cash (used in) provided by investing activities	$(19)	$13,643
Effect of exchange rate changes on cash and cash equivalents	(492)	227
Net increase (decrease) in cash and cash equivalents	6,135	(6,610)
Cash and cash equivalents, beginning of period	16,295	51,287
Cash and cash equivalents, end of period	$22,430	$44,677
Supplemental cash flow disclosure:
Net income tax payments, net of refunds	$476	$22
Non-cash acquisition of property and equipment	9	105
Non-cash common stock issuance - Holo Milestones contingent considerations	—	5,919

See notes to unaudited condensed consolidated financial statements.

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SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data or otherwise noted)

1. Business

Surgalign Holdings, Inc. (the “Company”) is a global medical technology company focused on elevating the standard of care by driving the evolution of digital health. We have developed an artificial intelligence (“AI”) and augmented reality (“AR”) technology platform called HOLO™ AI, which we view as a powerful suite of AI software technology that connects the continuum of care from the pre-op and clinical stage through post-op care, and is designed to achieve better surgical outcomes, reduce complications, and improve patient satisfaction. We believe HOLO AI is one of the most advanced AI technologies on the market with applications beyond the spine and operating room. Our HOLO Portal™ surgical guidance system, a component of our HOLO AI technology platform, is designed to automatically recognize, identify, and segment patient anatomy to autonomously assist the surgeon throughout the surgical procedure. This proprietary AI-based platform was developed to be an intelligent anatomical mapping technology designed to assist surgeons by allowing them to remain in safe anatomical zones and to enhance surgical performance. We plan to leverage our HOLO AI platform to improve patient outcomes and drive adoption of our spinal hardware implants and biomaterial products. We have launched several new products and are developing a pipeline of new innovative technologies that we plan to integrate with our HOLO AI platform.

In addition to our digital health solutions, we have a broad portfolio of spinal hardware implants, including solutions for fusion procedures in the lumbar, thoracic, and cervical spine, and a minimally invasive surgical implant system for fusion of the sacroiliac joint. We also have a portfolio of advanced and traditional orthobiologics, or biomaterials, products.

We currently market and sell products to hospitals, ambulatory surgery centers, and healthcare providers in the United States and in approximately 40 countries worldwide. We are headquartered in Deerfield, Illinois, with commercial, innovation and design centers in San Diego, California; Wurmlingen, Germany; and Warsaw, Poland. The Company operates one reportable segment: Spine.

Disposition of Coflex and Cofix Product Lines

On February 28, 2023, pursuant to an Equity Purchase Agreement (the “Coflex Purchase Agreement”) by and among the Company’s indirect subsidiary, Surgalign SPV, Inc., a Delaware corporation (“Surgalign SPV”), Surgalign Spine Technologies, Inc, a Delaware corporation and sole stockholder of Surgalign SPV (the “Seller”), the Company, and Xtant Medical Holdings, Inc., a Delaware corporation (“Xtant”), Xtant acquired 100% of the issued and outstanding equity of Surgalign SPV from the Seller (the “Coflex Transaction”). The aggregate consideration paid in the Coflex Transaction was $17.0 million in cash which resulted in net proceeds of $14.8 million to the Company after transaction fees of $2.2 million which were paid to the financial advisors and lawyers associated with the transaction.

As a result of the Coflex Transaction, Xtant acquired the Coflex and Cofix product lines in the United States which had a net book value of $2.2 million as of the date of the Coflex Transaction. The net book value of the assets was entirely associated with the inventory of Coflex and Cofix. In addition, Xtant acquired the worldwide intellectual property rights of the Coflex and Cofix product lines, which had no book value as of the date of the transaction. No other assets or liabilities were transferred to Xtant and as such the Company recorded a gain of $12.6 million related to the Coflex Transaction. In connection with the Coflex Transaction, the Seller, Surgalign SPV and Xtant also entered into a Transition Services Agreement, dated as of February 28, 2023 (the “Transition Services Agreement”), pursuant to which the Seller agreed to provide certain transition services to Xtant immediately after the closing for an agreed upon transition period.

Reverse Stock Split

On May 10, 2022, the stockholders of the Company approved the proposal to authorize the Company’s Board of Directors (the “Board”) to amend the Company’s Amended and Restated Certificate of Incorporation to affect a reverse stock split of the Company’s common stock (the “Reverse Stock Split”). Following Board approval on May 11, 2022, the Reverse Stock Split became effective on May 16, 2022 at a 1-for-30 ratio. The Reverse Stock Split did not modify any rights or preferences of the shares of the Company’s common stock. Proportionate adjustments were made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, and warrants, as well as to the number of shares issued and issuable under the Company’s equity incentive plans. The Reverse Stock Split did not affect the number of authorized shares of common stock or the par value of the common stock. Unless we indicate otherwise, all per share amounts and references to common shares and common share amounts in this Quarterly Report on Form 10-Q (this “Report”) reflect the Reverse Stock Split, and the accompanying financial statements and notes to the financial statements give effect to the Reverse Stock Split and have been retroactively applied.

6

COVID-19

The COVID-19 pandemic has impacted our business results of operations and financial condition. At the height of the COVID-19 pandemic, governments implemented extraordinary measures to slow the spread of the virus, which included the mandatory closure of businesses, restrictions on travel and gatherings, quarantine and physical distancing requirements, and vaccine mandates. While market conditions have improved throughout the country and on a global scale, many government agencies in conjunction with hospitals and healthcare systems continue to defer, reduce or suspend certain elective surgical procedures. The COVID-19 pandemic has also adversely impacted supply chains and hospital staffing and administrative functions, resulting in several delays. We may continue to see delays on this front, which coupled with reductions in procedural volumes as hospital systems and/or patients elect to defer spine surgery procedures, may create unforeseen impacts on business operations.

During 2022 and 2023, we raised additional capital to strengthen our financial foundation and we continue to invest in our digital health strategy, invest in our teams, and improve operating processes, while continuing to take steps to position the Company for long-term success and improve patient outcomes.

Liquidity

On March 31, 2023, we had approximately $22.4 million in cash and $19.6 million in trade accounts payable and accrued expense liabilities, all of which are current. We plan to use our existing cash to fund our general corporate needs. In December 2022, we implemented a restructuring plan based on a thorough review of our organizational structure, processes, costs, and product portfolio, which we expect will lower operating expenses and reduce our overall cash burden. We believe this corporate realignment program will streamline the organization, improve processes and result in a significant reduction in operating expenses, significantly decrease our current operating cash flow, and lead to a lower operational cost basis in 2023. In addition, to continue to increase our overall cash position, we completed the Coflex Transaction in the first quarter of 2023 for total consideration of $17.0 million which provided net cash of $14.8 million to the Company after transaction costs. Based on the current execution of the restructuring plan and our current cash flow forecast, we expect our current net working capital available will be sufficient to satisfy our needs into the fourth quarter of 2023. We are currently executing on our overall corporate strategy, which includes the possibility of further corporate alignment programs, additional financing events through debt or equity, the potential sale of a material portion of our assets, a sale of the Company or a potential merger with another entity.

In addition, we are actively exploring options to raise capital and manage our operating expenses through the sale of certain of our hardware assets and other assets unrelated to our digital health solutions. There is no assurance that we will be successful in further implementing these initiatives in a timely fashion or at all. Absent receipt of additional cash through a capital raise, asset sales or other corporate measures, included a potential sale of a material portion of our assets, based on our current cash flow forecast, we do not expect to have adequate capital resources to meet our anticipated cash needs and our current obligations as they become due into the fourth quarter of 2023, which could require the us to seek protection by filing a voluntary petition for relief under the United States Bankruptcy Code (the “Bankruptcy Code” and such processes are collectively referred to herein as “Bankruptcy Protection”). If this were to occur, the value available to our various stakeholders, including our creditors and stockholders, is uncertain and trading prices for our securities may bear little or no relationship to the actual recovery, if any, by holders of our securities in bankruptcy proceedings, if any. Even if we are successful in selling certain of our hardware assets or other assets unrelated to our digital health solutions, the net proceeds from those transactions may not be sufficient to enable us to continue as a going concern, and we expect to need to raise additional capital to execute our corporate realignment program and avoid the requirement to seek Bankruptcy Protection.

If we are unable to secure additional funding and successfully implement our planned corporate realignment programs designed to significantly reduce expenses, we may be required to seek Bankruptcy Protection in order to liquidate our assets or reorganize our operations, which could cause us to be delisted from the Nasdaq. As of April 10, 2023, we are not in compliance with Nasdaq’s listing requirements and may be subject to delisting if we are unable to regain compliance by the end of the compliance period.

7

Going Concern

The accompanying condensed consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America. The going concern basis of presentation assumes that we will continue in operation one year after the date these condensed consolidated financial statements are issued and we will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, as discussed below, management has concluded that substantial doubt exists with respect to the Company’s ability to continue as a going concern within one year after the date the condensed consolidated financial statements are issued.

As of March 31, 2023, the Company had cash and cash equivalent of $22.4 million and an accumulated deficit of $620.1 million. For the three months ended March 31, 2023 and March 31, 2022, the Company had an income from continuing operations of $4.1 million and $0.0 million, and a net income applicable to Surgalign Holdings, Inc. of $4.1 million and $0.0 million, respectively. The Company has incurred losses from operations in the previous two fiscal years and did not generate positive cash flows from operations in fiscal year 2022 or for the three months ended March 31, 2023. The Company expects net operating losses for the full year 2023 as it works to commercialize its HOLO Portal™ surgical guidance system and further develop its HOLO™ AI platform and spinal device product lines.

On November 13, 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor pursuant to which we agreed to sell, in a registered direct offering (the “2022 Registered Direct Offering”), 740,000 shares of our common stock, pre-funded warrants exercisable for up to an aggregate of 5,260,000 shares of common stock, Series A warrants to purchase an aggregate of up to 6,000,000 shares of common stock exercisable through November 13, 2027, and Series B warrants to purchase an aggregate of up to 1,500,000 shares of common stock exercisable through November 13, 2025. We received gross proceeds of $12.0 million associated with the 2022 Registered Direct Offering. Also in connection with the 2022 Registered Direct Offering, we issued placement agent warrants to purchase an aggregate of up to 360,000 shares of common stock exercisable through November 13, 2027.

On February 15, 2022, we issued and sold in an underwritten public offering 1,285,507 shares of our common stock and 163,768 of pre-funded warrants to purchase common stock. In addition, the Company issued warrants to purchase up to an aggregate of 1,086,956 shares of common stock exercisable through February 15, 2027. Also in connection with the offering, the Company issued placement agent warrants to purchase an aggregate of up to 86,956 shares of common stock exercisable through February 15, 2027. Finally, the Company granted the underwriters the option for a period of 30 days from February 15, 2022 to purchase up to 217,391 additional shares of the Company’s common stock and/or warrants to purchase up to 163,043 shares of the Company’s common stock. The Underwriters did not exercise the option to purchase the common shares from the Company, but they did exercise the option to purchase the warrants which have not been converted to common shares as of March 31, 2023. We received gross proceeds of $20.0 million from the offering.

The Company projects that it will continue to generate significant negative operating cash flows over the next 12 months and beyond. In management’s evaluation of the going concern conclusion we considered the following: i) execution of restructuring plan and corporate strategy; ii) negative cash flows that are projected over the next 12-month period; iii) the probability of payment of potential milestone payments related to the Holo Surgical Inc. (“Holo Surgical”) and Inteneural Networks Inc. (“INN”) acquisitions should any of the milestones be achieved; iv) INN seller notes with an aggregate amount of $10.6 million due to the seller of INN on December 31, 2024; and v) various supplier minimum purchase agreements; and vi) supply chain and labor issues, potential of a COVID-19 or related variant resurgence, inflation, and recent market volatility. The Company’s operating plan for the next 12-month period also includes continued investments in its product pipeline that require additional financings, including digital health, its digital health products, and certain hardware assets.

Historically, the Company has successfully funded its cash requirements with capital raised through financings and/or asset sales and intends to continue to pursue one or more of those paths to address cash shortfalls. We completed the Coflex Transaction in the first quarter of 2023 for $17.0 million gross funds and net cash of $14.8 million to the Company.

Even with this sale, absent receipt of additional third-party funding and based on our current cash flow forecast, the Company does not expect to have adequate capital resources to meet its current obligations as they become due into the fourth quarter of 2023. The Company’s ability to meet its current obligations as they become due over the next twelve months and to be able to continue with its operations will depend on obtaining additional capital and executing its current corporate strategy. No assurance can be given that any of these actions will be completed. If the Company is unable to secure additional funding and successfully implement its planned corporate realignment programs designed to significantly reduce expenses, the Company may be required to seek Bankruptcy Protection in order to liquidate its assets or reorganize its operations, which could cause us to be delisted from the Nasdaq. As of April 10, 2023, we are not in compliance with Nasdaq’s listing requirements and may be subject to delisting if we are unable to regain compliance by the end of the compliance period.

8

In consideration of the inherent risks and uncertainties and the Company’s forecasted negative cash flows as described above, management has concluded that substantial doubt exists with respect to the Company’s ability to continue as a going concern within one year after the date the condensed consolidated financial statements are issued. Management continually evaluates plans to raise additional debt and/or equity financing and will continue to attempt to curtail discretionary expenditures in the future; however, in consideration of the risks and uncertainties mentioned, such plans cannot be considered probable of occurring at this time.

The recoverability of a major portion of the recorded asset amounts shown in the Company’s accompanying condensed consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its funding requirements on a continuous basis to maintain existing financing to succeed in its future operations. The Company’s condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. Basis of Presentation

The accompanying condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the results of operations for the periods shown. The condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Regulation S-X, and therefore, do not include all information and footnotes necessary for a fair presentation of the condensed consolidated financial position, results of operations, comprehensive loss and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our condensed consolidated financial statements in accordance with GAAP often requires us to make estimates and judgments that affect reported amounts. These estimates and judgments are based on historical experience and assumptions that we believe to be reasonable under the circumstances. Assumptions and judgments based on historical experience may provide reported results, which differ from actual results; however, these assumptions and judgments historically have not varied significantly from actual experience, and we therefore do not expect them to vary significantly in the future. All intercompany balances and transactions have been eliminated in consolidation. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. The Company includes acquisition, disposal, integration and separation related costs, which are predominantly composed of legal, consulting, and advisor fee expenses, within the “Transaction and integration expense” line on the condensed consolidated statements of comprehensive income.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Surgalign Spine Technologies, Inc., Paradigm Spine, LLC (“Paradigm”), Pioneer Surgical Technology, Inc. (“Pioneer Surgical”), Holo Surgical Inc. (“Holo Surgical”), and Prompt Prototypes, LLC (“Prompt”). The operating results of the disposed OEM Businesses have been reported as discontinued operations in the condensed consolidated financial statements in the prior comparative periods. The Company consolidates the accounts of Inteneural Networks Inc. (“INN”), a 42% owned subsidiary, as control was achieved through means other than voting rights (“variable interest entities” or “VIE”) as the Company is deemed to be the primary beneficiary of INN.

For further information on the Company’s significant accounting policies, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023.

Accounting Standards Issued But Not Yet Adopted

To date, there have been no recent accounting pronouncements not yet effective that have a material, or potentially material, impact to our consolidated financial statements.

Significant New Accounting Policies

There are no new accounting policies effective for this reporting period that have a material impact on the financial statements.

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3. Leases

The Company’s leases are classified as operating leases that include office space, automobiles, and copiers. The Company does not have any finance leases and the Company’s operating leases do not have any residual value guarantees, restrictions, or covenants. As of March 31, 2023, the only lease that has yet to commence is for our San Diego Design Center, which is expected to open in mid-2023. Therefore, no lease obligation or right-of-use (“ROU”) asset has been recorded as of March 31, 2023. All other obligations associated with this lease are reflected as of March 31, 2023 which includes “Leasehold improvement reimbursement” of $1.6 million and “Prepaid rent-San Diego Lease Design Center” of $1.4 million, which are recorded within “Prepaid and other current assets” in our condensed consolidated balance sheets. In addition, we have recorded a corresponding liability associated to the development of the property in the amount of $2.7 million recorded within “Accounts Payable” in our condensed consolidated balance sheets.

The Company’s leases have remaining lease terms of 1 to 7 years, some of which include options to extend or terminate the leases. The option to extend is only included in the lease term if the Company is reasonably certain of exercising that option. Operating lease ROU assets are presented within “Other assets-net” on the condensed consolidated balance sheets. The current portion of operating lease liabilities are presented within “Accrued expenses,” and the non-current portion of operating lease liabilities are presented within “Other long-term liabilities” on the condensed consolidated balance sheets. The Company’s lease agreements do not provide a readily determinable implicit rate nor is it available to the Company from its lessors. Instead, the Company estimates its incremental borrowing rate based on information available at lease commencement in order to discount lease payments to present value. Short-term leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets.

A subset of the Company’s automobile and copier leases contain variable payments. The variable lease payments for such automobile leases are based on actual mileage incurred at the standard contractual rate. The variable lease payments for such copier leases are based on actual copies incurred at the standard contractual rate. The variable lease costs for all leases are immaterial.

The components of operating lease expense were as follows:

	For the Three Months Ended March 31,
	2023	2022
Operating lease cost	$133	$125
Short-term operating lease cost	91	221
Total operating lease cost	$224	$346

Supplemental cash flow information related to operating leases was as follows:

	For the Three Months Ended March 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities	$225	$347
ROU assets obtained in exchange for lease obligations	149	—

Supplemental balance sheet information related to operating leases was as follows:

	Balance Sheet Classification	Balance at March 31, 2023	Balance at December 31, 2022
Assets:
Right-of-use assets	Other assets – net	$1,147	$967
Liabilities:
Current	Accrued expenses	$290	$182
Noncurrent	Other long-term liabilities	1,213	1,142
Total operating lease liabilities		$1,503	$1,324

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The weighted-average remaining lease terms and discount rates were as follows:

	For the Three Months Ended March 31,
	2023	2022
Weighted-average remaining lease term (years)	5.2	5.9
Weighted-average discount rate	5.0%	5.1%

As of March 31, 2023, maturities of commenced operating lease liabilities were as follows:

Balance at March 31, 2023
2023 (remaining)	$433
2024	462
2025	452
2026	397
2027	393
2028 and beyond	420
Total future minimum lease payments	2,557
Less imputed interest	(1,054)
Total	$1,503

4. Revenue from Contracts with Customers

The Company recognizes revenue upon transfer of control of promised products in an amount that reflects the consideration it expects to receive in exchange for those products. The Company typically transfers control at a point in time upon shipment or delivery of the implants for direct sales, or upon implantation for sales of consigned inventory. The customer is able to direct the use of and obtain substantially all of the benefits from the implant at the time the implant is shipped, delivered, or implanted, based on the terms of the contract.

Disaggregation of Revenue

The Company’s entire revenue for the three months ended March 31, 2023 and 2022 was recognized at a point in time. The following table represents total revenue by geographical region for the three months ended March 31, 2023 and 2022, respectively:

	For the Three Months Ended March 31,
	2023	2022
Revenues:
Domestic	$13,733	$17,170
International	3,015	3,435
Total revenues from contracts with customers	$16,748	$20,605

5. Inteneural Networks Inc.

The Company acquired a 42% equity interest in INN on December 30, 2021 and has a non-exclusive right to use its proprietary technology. Management has determined that the Company obtained control through means other than voting rights as the Company is deemed to be the primary beneficiary and is the most closely associated decision maker under ASC 810, Consolidation. Based on this, the Company has considered INN to be a VIE, and INN was fully consolidated into the condensed consolidated financial statements as of March 31, 2023. INN does not have any assets or liabilities as of March 31, 2023 and December 31, 2022. Additionally, there was no income statement activity within INN for the three months ended March 31, 2023 and 2022.

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As part of the acquisition, the Company has the ability to acquire the remaining 58% equity interest in INN based on the achievement of three separate regulatory and revenue based milestones. The Company will pay $19.3 million for each individual milestone achieved, resulting in a corresponding additional 19.3% equity interest in INN per milestone achieved. None of the three milestones has been achieved as of March 31, 2023.

6. Stock-Based Compensation

The following tables summarize our stock option and stock grant awards by plan:

For the three months ended March 31, 2023:

Plan	Stock Options	Restricted Stock Awards	Restricted Stock Units	Total
2021 Incentive Inducement Plan	—	—	—	—
2021 Incentive Compensation Plan	—	—	5,000	5,000
Total	—	—	5,000	5,000

For the three months ended March 31, 2022:

Plan	Stock Options	Restricted Stock Awards	Restricted Stock Units	Total
2021 Incentive Inducement Plan	—	—	77,995	77,995
2021 Incentive Compensation Plan	—	—	829	829
Total	—	—	78,824	78,824

The Company recognized stock-based compensation as follows:

	For the Three Months Ended March 31,
	2023	2022
Stock-based compensation:
General and administrative	$868	$1,271
Research and development	117	103
Total	$985	$1,374

The expense in the table above represents stock-based compensation for outstanding awards, and related expenses for the Company’s employee stock purchase program.

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7. Net Income Per Common Share

For the three months ended March 31, 2023, the Company has recorded net income from operations. As a result, the Company has included a reconciliation presenting income and loss activity utilized to calculate basic earnings per share and diluted earnings per share. Diluted earnings per share is adjusted for the impact of changes in the fair value of the pre-funded warrants and warrants to the extent they are dilutive:

	For the Three Months Ended March 31,
	2023	2022
Net income from continuing operations-basic	$4,145	$27
Effect of diluted stock options	—	—
Effect of diluted restricted stock units and restricted stock awards	—	—
Effect of diluted pre-funded warrants	(1,415)	—
Effect of diluted warrants	(3,115)	—
Net (loss) income from continuing operations-diluted	$(385)	$27

A reconciliation of the number of shares of common stock used in the calculation of basic and diluted net loss per common share is presented below:

	For the Three Months Ended March 31,
	2023	2022
Weighted average basic shares	8,072,339	5,733,646
Stock options	—	—
Restricted stock units and restricted stock awards	693,845	177,073
Pre-funded warrants	3,629,215	—
Warrants	925,040	—
Weighted average diluted shares	13,320,439	5,910,719

For the three months ended March 31, 2023 and 2022, the company excluded 73,891 and 118,009, respectively, of issued stock options in the computation of diluted net loss per common share because their exercise price exceeded the average market price during the respective periods. Also, for the three months ended March 31, 2023 and 2022, 1,438,501 and 2,361,110, respectively, of the Company’s outstanding warrants were excluded from the computation of diluted net loss per common share as they were considered “out-of-the-money.”

8. Inventories

The inventory balances as of March 31, 2023 and December 31, 2022 consist entirely of finished goods. The Company values its inventories at the lower of net realizable value or cost using first-in, first-out (“FIFO”).

For the three months ended March 31, 2023 and 2022, the Company had inventory write-downs of $0.2 million and $3.0 million, respectively, primarily related to excess quantities and obsolescence (“E&O”) of inventories. The E&O write-downs are included in the “Cost of goods sold” on the condensed consolidated statements of comprehensive income. Please see Note 18 for further discussion.

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9. Prepaid and Other Current Assets

Prepaid and other current assets are as follows:

	March 31, 2023	December 31, 2022
Leasehold improvement reimbursement	$1,563	$2,633
Prepaid rent-San Diego Lease Design Center	1,374	252
Income tax receivable	392	958
OEM safety stock receivable	—	900
Prepaid expenses	717	941
Other receivable	849	965
Total prepaid and other current assets	$4,895	$6,649

10. Property and Equipment

The net book value of property and equipment after accumulated depreciation and all impairment is as follows:

	March 31, 2023	December 31, 2022
Processing equipment	$244	$266
Surgical instruments	537	543
Office equipment, furniture and fixtures	2	1
Computer equipment and software	1,638	40
Construction in process	—	1,207
	$2,421	$2,057

For the three months ended March 31, 2023 and 2022, the Company recorded depreciation expense in connection with property and equipment of $0.5 million and $0.5 million, respectively. The Company uses the straight-line method of depreciation.

For the three months ended March 31, 2023 and 2022, the Company recorded asset impairment and abandonment charges of $0.6 million and $0.9 million, respectively. The fair value of property and equipment was measured utilizing an orderly liquidation value of each of the underlying assets. Refer to Note 12 for further information on impairment.

The below table summarizes the activity within the construction in progress line item, as of March 31, 2023 and December 31, 2022, which includes the capitalized software costs:

	March 31, 2023	December 31, 2022
Beginning balance as of January 1	$1,207	$51
Capitalized	422	1,207
Impairment	—	—
Assets transferred into service	(1,629)	(51)
Ending balance	$—	$1,207

For the three months ended March 31, 2023 and 2022, the Company capitalized a total of $0.4 million and $0.0 million, respectively, of employee costs related to enhancements for the HOLO™ Portal surgical guidance system, including stock-based compensation expense of $0.0 million and $0.0 million for the respective periods. In late March 2023, the related system enhancements were launched, thus leading to further functionality and operations of the system. As such the Company moved $1.6 million of costs from “Construction in process” line to the “Computer equipment and software” line on the condensed consolidated balance sheet as of March 31, 2023. As the enhancements were launched late in March 2023, the amount of amortization recorded for the period ending March 31, 2023 was immaterial. The Company has assessed the capitalized software for impairment and determined no impairment has been taken as the Company has determined cost incurred will result in additional functionality for the system.

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11. Share Offerings and Warrants

On November 13, 2022, we entered into the Purchase Agreement with a single institutional investor pursuant to which we agreed to sell, in a registered direct offering 740,000 shares of our common stock, pre-funded warrants exercisable for up to an aggregate of 5,260,000 shares of common stock, Series A warrants to purchase an aggregate of up to 6,000,000 shares of common stock, and Series B warrants to purchase an aggregate of up to 1,500,000 shares of common stock with gross proceeds of $12.0 million. The offering price for each share of common stock and accompanying warrants is $2.0000 and the offering price for each pre-funded warrant and accompanying warrants is $1.9990. Series A warrants are exercisable through November 13, 2027; Series B warrants are exercisable through November 13, 2025; and pre-funded warrants will expire when exercised in full. Based on the terms of the Purchase Agreement, we have determined that all of the series of warrants are liability-classified and will be marked to market on a quarterly basis. We received net proceeds of $10.8 million from the 2022 Registered Direct Offering after deducting investor and other filing fees of $1.2 million. Upon any exercise of the offering warrants issued in the 2022 Registered Direct Offering for cash, the Company agreed to pay the placement agent a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the 2022 Registered Direct Offering warrants and a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the 2022 Registered Direct Offering warrants.

In connection with the 2022 Registered Direct Offering, we also entered into a warrant amendment agreement (“Warrant Amendment Agreement”) with the purchaser party to the Purchase Agreement pursuant to which we agreed to amend the purchaser’s existing warrants to purchase up to 521,739 shares of common stock at an exercise price of $51.7500 per share issued in June 2021 and warrants to purchase up to 597,826 shares of common stock at an exercise price of $18.0000 per share issued in February 2022 (the “Existing Warrants”), and lowered the exercise price of the Existing Warrants to $1.8150 per share and extended the termination date of the Existing Warrants to November 16, 2027. These amended warrants are included in the total Series A outstanding warrants as of March 31, 2023 and December 31, 2022.

Concurrent with the Warrant Amendment Agreement, we issued the placement agent or its designees, warrants to purchase an aggregate of up to 360,000 shares of its common stock. The placement agent warrants have substantially the same terms as the warrants described above, except that the placement agent warrants will have an exercise price of $2.5000 per share and will expire on November 13, 2027.

On February 15, 2022, we issued and sold in an underwritten public offering 1,285,507 shares of common stock and 163,768 of pre-funded warrants to purchase common stock with gross proceeds of $20.0 million at an effective offering price of $13.8000 and $13.7970 per share respectively. In addition, the Company issued warrants to purchase up to an aggregate of 1,086,956 shares of common stock at a strike price of $18.0000 that are exercisable through February 15, 2027. Finally, the Company granted the underwriters the option for a period of 30 days from February 15, 2022 to purchase up to 217,391 additional shares of our common stock at the public offering price of $13.7970 per share and/or warrants to purchase up to 163,043 shares of the Company’s common stock at a public offering price of $0.0030 per warrant. The Underwriters did not exercise the option to purchase the common shares from the Company, but they did exercise the option to purchase the warrants which have not been converted to common shares as of March 31, 2023. We received net proceeds of $17.7 million after deducting investor fees of $2.3 million. Investor fees have been allocated between the value of the warrant liability and the amounts recorded within the condensed consolidated statement of shareholders’ equity. Fees allocated to the warrant liabilities were $0.9 million and is reflected in the “Transaction and financing expenses” line in the condensed consolidated statement of income. The remaining $1.4 million is allocated to common shares and is reflected in “Additional Paid-In Capital” and “Common Stock” sections of the Company’s condensed consolidated balance sheets. Upon any exercise of the offering warrants issued in the offering for cash, the Company agreed to pay the underwriter a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the offering warrants and a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the offering warrants.

Concurrent with the February 15, 2022 offering, the Company issued the underwriter or its designees warrants to purchase an aggregate of up to 86,956 shares of the Company’s common stock. The underwriter warrants have substantially the same terms as the warrants described above, except that the underwriter warrants will have an exercise price of $17.2500 per share, and holders of the underwriter warrants are not entitled to receive cash dividends issued by the Company during such time as the placement agent warrant is outstanding.

On June 14, 2021, the Company issued and sold in a registered direct offering priced at-the-market an aggregate of 966,183 shares of its common stock and warrants exercisable for an aggregate of 966,183 shares of common stock with gross proceeds of $50.0 million at a combined purchase price of $51.7500 per share. The warrants have an exercise price equal to $51.7500 per share, are exercisable immediately upon issuance and are exercisable through June 14, 2024. The net proceeds from the direct offering, after deducting investor and management fees, were $45.8 million after deducting investor fees of $4.2 million. Investor fees have been allocated between the value of the warrant liability and the amounts recorded within the condensed consolidated statement of stockholders’ equity. Upon any exercise of the offering warrants issued in the offering for cash, the Company agreed to pay the placement agent a total cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the offering warrants and a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the offering warrants.

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In connection with the 2021 registered direct offering, we also issued the placement agent or its designees warrants to purchase an aggregate of up to 57,971 shares of its common stock. The placement agent warrants have substantially the same terms as the warrants described above, except that the placement agent warrants will have an exercise price of $64.6875 per share, and holders of the placement agent warrants are not entitled to receive cash dividends issued by the Company during such time as the placement agent warrant is outstanding.

The Company accounts for its warrants in accordance with ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants did not meet the criteria for equity classification and thus were recorded as liabilities. Since the warrants met the definition of a derivative in accordance with ASC 815, these warrants were measured at fair value at inception and will be remeasured at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in in our condensed consolidated statements of comprehensive income in the period of change. The Company determined the fair value of its warrants based on the Black Scholes Option Pricing Model. See Note 12 for information about the fair value measurement of the warrants liability and Level 3 inputs utilized.

12. Fair Value Information

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for classification and disclosure of fair value measurements as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Acquisition Contingencies

Changes in the fair value of contingent consideration are recorded in the “Gain on acquisition contingency” line in the condensed consolidated statement of income. Significant changes in unobservable inputs, mainly the probability of success and projected cash flows, could result in material changes to the contingent consideration liability. The contingent consideration is evaluated quarterly, or more frequently if circumstances dictate.

Holo Surgical

On September 29, 2020, the Company entered into a stock purchase agreement (the “Holo Purchase Agreement”), with Roboticine, Inc, a Delaware corporation (the “Seller”), Holo Surgical S.A., a Polish joint-stock company (“Holo S.A.”), Pawel Lewicki, PhD (“Lewicki”), and Krzysztof Siemionow, MD, PhD (“Siemionow”), which provides for the Company to acquire all of the issued and outstanding equity interests in Holo Surgical Inc., a Delaware corporation and a wholly owned subsidiary of the Seller (“Holo Surgical”). The Seller, Holo S.A., Lewicki and Siemionow are together referred to as the “Seller Group Members.” The Acquisition was closed on October 23, 2020.

As consideration for the Holo Surgical acquisition, the Company paid to the Seller $30.0 million in cash and issued to the Seller 208,333 shares of its common stock, par value $0.001. In addition, the Seller is entitled to receive contingent consideration from the Company valued in an aggregate amount of up to $83.0 million, to be paid through the issuance of common stock or the payment of cash, contingent upon and following the achievement of certain regulatory, commercial, and utilization milestones by specified time periods occurring up to the sixth (6th) anniversary of the closing.

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The Holo Purchase Agreement provides that the Company will issue common stock to satisfy any contingent consideration payable to the Seller, until the total number of shares of common stock issued to the Seller pursuant to the Holo Purchase Agreement (including the 208,333 shares of common stock issued at closing) is equal to 496,666 shares of common stock. Following the attainment of that limitation, the post-closing contingent payments would be payable in cash. The number of shares of common stock issued as contingent consideration with respect to the achievement of a post-closing milestone, if any, will be calculated based on the volume weighted average price of the Company’s common stock for the five (5) day trading period commencing on the opening of trading on the third trading day following the achievement of the applicable milestone. On January 12, 2022, the Company entered into a Second Amendment to the Holo Purchase Agreement with the Seller Group Members to amend one of the regulatory milestones beyond December 31, 2021. This regulatory milestone was subsequently achieved on January 14, 2022 when the Company received 510(k) clearance for its HOLO Portal™ surgical guidance system. Upon achievement of this milestone, the Company issued 288,333 shares of its common stock at a value of $5.9 million, and paid the sellers $4.1 million in cash for a total payment for achieving the milestone of $10.0 million.

The Company determined the fair value of the Holo Milestone Payments to be the present value of each future payment amount estimated using a probability weighted model, driven by the probability of success factor and expected payment date. The probability of success factor was used in the fair value calculation to reflect inherent regulatory, development and commercial risk of the Holo Milestone Payments. More specifically, the probability of success factor included the probability of: expected achievement of the specific milestones, including risks associated with the uncertainty regarding the achievement and payment of milestones; obtaining regulatory approvals in the United States and Europe; the development of new features used with the product; the adaption of the new technology by surgeons; and the placement of the devices within the field. This fair value measurement is based on significant unobservable inputs in the market and thus represents a Level 3 measurement within the fair value hierarchy.

Inputs used in estimating the fair value of the contingent consideration for Holo Surgical as of March 31, 2023 and December 31, 2022, are summarized below:

Fair Value at March 31, 2023	Valuation Technique	Unobservable Inputs	Ranges
$22,995	Earn-Out Valuation	Probability of success factor	0% - 95%
		Discount rates	13.09% - 13.80%

Fair Value at December 31, 2022	Valuation Technique	Unobservable Inputs	Ranges
$24,061	Earn-Out Valuation	Probability of success factor	0% - 95%
		Discount rates	13.09% - 13.80%

The following table provides a reconciliation of contingent consideration measured at fair value using significant unobservable inputs (Level 3) as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Beginning balance as of January 1	$24,061	$51,928
Gain on acquisition contingency	(1,066)	(17,867)
Milestone payments	—	(10,000)
Ending balance	$22,995	$24,061

Property and Equipment, Intangibles and Other Assets

As of March 31, 2023, and December 31, 2022, respectively, property and equipment with a carrying amount of $2.9 million and $6.0 million were written down to their estimated fair value of $2.4 million and $2.3 million using Level 3 inputs. The Level 3 fair value was measured based on orderly liquidation value and is evaluated on a quarterly basis. Unobservable inputs for the orderly liquidation value included replacement costs, physical deterioration estimates and market sales data for comparable assets.

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Definite-lived intangible and other assets subject to amortization were impaired and written down to their estimated fair values in 2023 and 2022. Fair value is measured as of the impairment date using Level 3 inputs. Definite-lived intangible assets and other assets’ fair value was measured based on the income approach and orderly liquidation value, respectively. Due to the Company’s forecasted cash flow being negative, any intangible assets acquired during the period were immediately impaired. Unobservable inputs for the orderly liquidation value included replacement costs, physical deterioration estimates and market sales data for comparable assets. Unobservable inputs for the income approach included forecasted cash flows generated from use of the definite-lived intangible assets.

As a result of impairments recognized, the following table summarizes the post impairment fair values of the corresponding assets subject to fair value measured using Level 3 inputs as of March 31, 2023 and December 31, 2022:

Net Book Value	March 31, 2023	December 31, 2022
Property and equipment – net	$2,421	$2,316
Other assets – net	5,713	5,527
	$8,134	$7,843

Property and equipment was impaired and written down to their estimated fair values during the three months ended March 31, 2023 and 2022. Other intangible assets and other assets were impaired and written down to their estimated fair values during the three months ended March 31, 2023 and 2022. The following table summarizes the corresponding impairment charge during the three months ended March 31, 2023 and 2022:

	For the Three Months Ended March 31,
Impairment	2023	2022
Property and equipment – net	$486	$789
Definite-lived intangible assets – net	35	101
Other assets – net	32	49
	$553	$939

During the three months ended March 31, 2023 and 2022, the Company concluded, through its ASC 360 impairment testing of long-lived assets classified as held and used, that factors existed indicating that finite-lived intangible assets were impaired. The factors considered by management include a history of net losses and negative cash flows in each of those periods to be able to support the assets. The Company tested the carrying amounts of the property and equipment, definite lived intangibles, and other assets for impairment. As a result, we recorded an impairment charge of $0.6 million and $0.9 million for the three months ended March 31, 2023 and March 31, 2022, respectively, which was recorded within the “Asset impairment and abandonments” line item on the condensed consolidated statement of comprehensive income.

Warrant Liability

Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within “Warrant liability” in the Company’s condensed consolidated balance sheets.

The following table presents information about the Company’s liabilities that are measured at fair value:

	Level	March 31, 2023	December 31, 2022
Warrant liability	3	$15,512	$22,982

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June 14, 2021 Warrants

The table presented below is a summary of changes in the fair value of the Company’s Level 3 valuation for the June 14, 2021 warrant liability as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Beginning balance as of January 1	$13	$12,013
Change in fair value of restriked warrants (1)	—	866
Transfer of warrants (2)	—	(929)
Change in fair value of warrant liability	(11)	(11,937)
Ending balance	$2	$13

(1)	The following relates to the changes in fair value of the amended warrants from September 30, 2022 to November 16, 2022 related to the warrants which were restriked as part of the November 2022 financing.

(2)	As the restriked warrants have the same assumptions and valuation inputs, the value was analyzed as part of the November 2022 financing.

The warrant liability is revalued each reporting period with the change in fair value recorded in the accompanying condensed consolidated statements of comprehensive income until the warrants are exercised or expire. The fair value of the warrant liability is estimated using the Black-Scholes Option Pricing Model using the following valuation inputs:

	March 31, 2023	December 31, 2022
Stock price	$1.60	$1.99
Risk-free interest rate	4.52%	4.53%
Dividend yield	—	—
Volatility	110%	110%

February 15, 2022 Warrants

The table presented below is a summary of changes in the fair value of the Company’s Level 3 valuation for the February 15, 2022 warrant liability as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Beginning balance as of January 1	$442	$—
Fair value of warrants on date of issuance	—	10,157
Change in fair value of restriked warrants (1)	—	448
Transfer of warrants (2)	—	(1,064)
Redemption of shares	—	(1,749)
Change in fair value of warrant liability	(219)	(7,350)
Ending balance	$223	$442

(1)	The following relates to the changes in fair value of the amended warrants from September 30, 2022 to November 16, 2022 related to the warrants which were restriked as part of the November 2022 financing.

(2)	As the restriked warrants have the same assumptions and valuation inputs, the value was analyzed as part of the November 2022 financing.

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The warrant liability is revalued each reporting period with the change in fair value recorded in the accompanying condensed consolidated statements of comprehensive income until the warrants are exercised or expire. The fair value of the warrant liability is estimated using the Black-Scholes Option Pricing Model using the following valuation inputs:

	March 31, 2023	December 31, 2022
Stock price	$1.60	$1.99
Risk-free interest rate	3.62%	4.05%
Dividend yield	—	—
Volatility	95%	95%

November 13, 2022 Warrants

The tables presented below are a summary of changes in the fair value of the Company’s Level 3 valuation for the November 13, 2022 warrant liability as of March 31, 2023 and December 31, 2022:

	March 31, 2023
	Pre-funded Warrants	Series A Warrants	Series B Warrants	Placement Agent Warrants
Beginning balance as of January 1	$9,803	$10,243	$2,000	$481
Fair value of warrants on date of issuance	—	—	—	—
Transfer of warrants	—	—	—	—
Redemption of shares	(2,182)	—	—	—
Change in fair value of warrant liability	(1,816)	(2,571)	(545)	(126)
Ending balance as of March 31	$5,805	$7,672	$1,455	$355

	December 31, 2022
	Pre-funded Warrants	Series A Warrants	Series B Warrants	Placement Agent Warrants
Beginning balance as of October 1	$—	$—	$—	$—
Fair value of warrants on date of issuance	12,724	10,671	2,570	596
Transfer of warrants	—	1,993	—	—
Redemption of shares	(487)	—	—	—
Change in fair value of warrant liability	(2,434)	(2,421)	(570)	(115)
Ending balance as of December 31	$9,803	$10,243	$2,000	$481

The warrant liability is revalued each reporting period with the change in fair value recorded in the accompanying consolidated statements of comprehensive income until the warrants are exercised or expire. The fair value of the warrant liability is estimated using the Black-Scholes Option Pricing Model using the following valuation inputs:

	March 31, 2023
	Pre-funded Warrants (1)	Series A Warrants	Series B Warrants	Placement Agent Warrants
Stock price	$1.60	$1.60	$1.60	$1.60
Risk-free interest rate	N/A	3.68%	3.90%	3.68%
Dividend yield	N/A	—	—	—
Volatility	N/A	90%	105%	90%

(1)	The fair value of the pre-funded warrants has been calculated as the difference between the stock price and exercise price of $0.001. No other inputs are applicable.

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	December 31, 2022
	Pre-funded Warrants (1)	Series A Warrants	Series B Warrants	Placement Agent Warrants
Stock price	$1.99	$1.99	$1.99	$1.99
Risk-free interest rate	N/A	3.96%	4.20%	3.97%
Dividend yield	N/A	—	—	—
Volatility	N/A	90%	105%	90%

(1)	The fair value of the pre-funded warrants has been calculated as the difference between the stock price and exercise price. No other inputs are applicable.

13. Accrued Expenses

Accrued expenses are as follows:

	March 31, 2023	December 31, 2022
Accrued compensation	$5,282	$3,614
Accrued distributor commissions	2,896	3,801
Accrued severance and restructuring costs	669	1,041
Other	3,243	4,690
Total accrued expenses	$12,090	$13,146

14. Other Long-term Liabilities

Other long-term liabilities are as follows:

	March 31, 2023	December 31, 2022
Acquisition contingencies	$22,995	$24,061
Warrant liability	15,512	22,982
Lease obligations	1,213	1,142
Retention credit	3,222	3,222
Other	3,471	3,219
Total other long-term liabilities	$46,413	$54,626

15. Income Taxes

The Company evaluates the need for deferred tax asset valuation allowances based on a more likely than not standard. The ability to realize deferred tax assets depends on the ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. The Company has evaluated all evidence, both positive and negative, and maintains a valuation allowance on deferred tax assets in the United States and certain non-U.S. jurisdictions as of March 31, 2023.

For the three months ended March 31, 2023 and 2022, the Company recorded income tax provision of $0.1 million and $0.2 million, respectively in continuing operations. The March 31, 2023 three-month income tax provision was primarily a result of non-U.S. income tax expense, interest accrued on uncertain tax positions, and state tax notices received. The March 31, 2022 income tax provision was primarily a result of federal tax notices received, non-U.S. income tax expense, and interest accrued on uncertain tax positions.

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16. Debt

On December 30, 2021, the Company issued $10.6 million aggregate principal amount of unsecured seller notes (“Seller Notes”) recorded at $10.2 million and $10.2 million as of March 31, 2023 and December 31, 2022 respectively. All principal and accrued interest is due and payable on the earlier of December 30, 2024, or the date upon which a change in control occurs. A change of control occurs when (i) the current shareholders of the Company will no longer own a majority of the outstanding voting shares of the Company due to a transaction or series of related transactions, or (ii) a sale or transfer of Holo Surgical Inc and Inteneural Networks Inc. or all or substantially all of their assets. Interest is paid in kind and capitalized into the principal amount of the Seller Notes on each anniversary of the issuance date at a rate of 6.8% per year. For the three months ended March 31, 2023, management accrued $0.1 million in interest expense and accredited $0.2 million related to the Seller Notes for a total interest expense of $0.3 million. For the three months ended March 31, 2022, management accrued $0.1 million in interest expense and accredited $0.2 million related to the Seller Notes for a total interest expense of $0.3 million. In the event of default, as defined in the agreement, any and all of the indebtedness may be immediately declared due and payable, and the interest would accrue at a 4.0% higher rate. There is no prepayment penalty or covenant related to the fixed rate notes. The Seller Notes were issued as deferred consideration in connection with the INN Purchase Agreement discussed at Note 1 and Note 5.

Debt issuance costs were immaterial and were included within the overall costs of the acquisition of INN. The following table summarizes the debt recorded on the condensed consolidated balance sheet:

	Carrying Value (In thousands)
	March 31, 2023	December 31, 2022
Seller Notes-P. Lewicki	$5,306	$5,306
Seller Notes-K. Siemionow	5,306	5,306
Less: accretion of acquisition adjustment	(368)	(420)
Total Seller Notes – related party	10,244	10,192
Current portion of seller notes	—	—
Total long-term seller notes, excluding current portion	$10,244	$10,192

The fair value of the Seller Notes is $10.2 million and $10.2 million at March 31, 2023 and December 31, 2022, respectively. The Company has determined that the Seller Notes are a level 2 financial instrument as there are other unobservable inputs.

As of March 31, 2023, the future maturities of long-term debt, excluding deferred financing costs, accrued interest and debt discount, were as follows:

Future Maturities of Long-Term Debt
2023	$—
2024	10,612
2025	—
2026	—
2027	—
Thereafter	—
Total	$10,612

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17. Commitments and Contingencies

Aziyo – On August 1, 2018, the Company and Aziyo Biologics, Inc. (“Aziyo”) entered into a Distribution Agreement which was subsequently amended on December 3, 2018, and November 15, 2020 (the “Distribution Agreement”). Pursuant to the Distribution Agreement, the Company has the exclusive right to distribute certain biologic implants manufactured by Aziyo and marketed under the ViBone trade name (“ViBone”). The Distribution Agreement provides for minimum purchases of ViBone implants on an annual basis through calendar 2025. For calendar years 2019-2021, if the minimum purchase obligations for a particular year are not fulfilled, the Distribution Agreement provides various options for the Company to satisfy such obligations (“Shortfall Obligations”) in subsequent years, including a combination of payments and/or providing purchase orders for the shortfall amount in a given year. If a purchase order is submitted, the contract does not provide that it needs to be satisfied during the following year (i.e., the Company can satisfy the orders over multiple years and until the minimum is achieved). For calendar years 2022 and beyond, if the Company does not satisfy the Shortfall Obligations using one of the methods specified in the Distribution Agreement, the Company can continue to market the ViBone implants on a non-exclusive basis. We did not fulfill the minimum purchase obligation for calendar year 2022 and have not satisfied the Shortfall Obligation. As it relates to the prior year minimums, we had previously issued a purchase order for the 2020 and 2021 minimums. The remaining amount on the purchase order for both years combined is $15.1 million.

Acquisition of Inteneural Networks Inc. (INN) – As part of the INN acquisition, the Company has the ability to acquire the remaining 58% equity interest in INN based on the achievement of three separate regulatory and revenue based milestones. The Company will pay $19.3 million for each individual milestone achieved, resulting in a corresponding additional 19.3% equity interest in INN per milestone achieved. The total future commitment of the remaining three milestones is $57.9 million. None of the milestones has been achieved as of March 31, 2023.

Acquisition of Holo Surgical – As part of the Holo Surgical acquisition, the Company issued contingent consideration that would be payable to the sellers upon the achievement of certain regulatory, commercial, and utilization milestones by specified time periods. On January 14, 2022, the Company received 510(k) clearance for the HOLO PortalTM surgical guidance system. Upon achievement of this milestone, the Company issued 288,333 in common stock at a value of $5.9 million and also paid the sellers $4.1 million in cash for a total payment for achieving the milestone of $10.0 million pursuant to the terms of the agreement. The fair value of the liability for these contingent considerations was $23.0 million as of March 31, 2023 with $0.0 million classified as current liabilities within “Current portion of acquisition contingency – Holo” while $23.0 million was classified as “Acquisition contingencies – Holo.” The fair value of the liability was $24.1 million on December 31, 2022 with $0.0 million classified as current liabilities within “Current portion of acquisition contingency – Holo” while $24.

1 million classified as “Acquisition contingencies – Holo.” The change in the fair value of the liability of $1.1 million since December 31, 2022 was recognized in the “Gain on acquisition contingency” line of the condensed consolidated statements of comprehensive income.

Manufacturing Agreements with Former OEM Affiliates – In connection with the closing of the OEM Transaction, on July 20, 2020 the Company entered into three manufacturing and distribution agreements with affiliates of Montague Private Equity: (i) a Manufacture and Distribution Agreement (the “Hardware MDA”) with Pioneer Surgical Technology, Inc. (“Pioneer”) pursuant to which Pioneer would manufacture certain hardware implants for the Company; (ii) a Processing and Distribution Agreement with RTI Surgical, Inc. (“RTI”), an affiliate of Pioneer, pursuant to which RTI would process certain biologic implants for the Company (the “PDA”); and (iii) a Manufacture and Distribution Agreement with (“NanOss”) pursuant to which Pioneer would manufacture certain synthetic implants for the Company (the “NanOss MDA”), and together with the Hardware MDA and the PDA, the “OEM Distribution Agreements.” On August 5, 2022, the Company amended the OEM distribution agreement to reduce the Contract Year 3 minimum to $17.9 million and released the Company from any obligation to cure any purchase shortfall in Contract Year 2. There is no outstanding liability associated with the agreement as of March 31, 2023 and December 31, 2022.

San Diego Lease – On March 12, 2021, the Company entered into a Lease (the “Lease”) with SNH Medical Office Properties Trust, a Maryland real estate investment trust (the “Landlord”), to house the Company’s offices, lab and innovation space in San Diego, California. The initial term of the Lease is twelve years, with one extension option for a period of seven years.

Under the terms of the Lease, the Company will lease an aggregate of approximately 94,457 rentable square feet of a building located at 3030 Science Park Road, San Diego, California (the “Premises”). The Landlord has made improvements and intends to continue to do so until occupancy has been delivered to the Company.

Aggregate payments towards base rent for the Premises over the term of the lease will be approximately $64.6 million, including 13 months of rent abatement from the Lease entry date. The Company will recognize the lease assets and liabilities when the Landlord makes the underlying asset available to the Company and because that event has not occurred, no amounts were accrued as of March 31, 2023. Concurrent with the Company’s execution of the Lease, as a security deposit, the Company delivered to the Landlord a payment in the amount of $2.5 million which is recorded within “Other assets – net” in our condensed consolidated balance sheets. In addition, the Company maintains a prepaid reimbursement balance of $0.7 million which is recorded within “Prepaid and other current assets” in our condensed consolidated balance sheets.

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License and Royalty Commitments

The Company has entered into product development and fee for service agreements based on contributions to the development and commercialization of certain products. Each royalty agreement: (i) confirms the irrevocable transfer to the Company of all pertinent intellectual property rights; (ii) sets the applicable royalty rate; (iii) sets the period of time during which royalties are payable; (iv) sets the parameters for which the agreement may be terminated by either party; and (v) prohibits the payment of royalties on products sold to entities and/or individuals with whom the surgeon advisor or any other surgeon advisor entitled to royalties is affiliated.

As of March 31, 2023 and 2022, the Company’s royalty agreements provide for (i) royalty payments for 7 years from first commercial sale of the relevant product and (ii) a royalty rate for each such agreement ranging from 1.0% to 10.0% of net sales for the particular product to which the surgeon contributed. Related royalty expenses are recorded within “Cost of goods sold” on the consolidated statements of comprehensive income.

For the three months ended March 31, 2023 and 2022, the Company recognized royalties’ expenses of $0.3 million and $0.4 million, respectively, resulting in an aggregate royalty rate of 1.6% and 1.9% for the three months ended March 31, 2023 and 2022, respectively.

18. Severance and Restructuring Costs

On November 8, 2022, the Board approved a restructuring plan intended to help the Company drive growth in what it views to be the most valuable and profitable parts of its business (Digital Health and core hardware assets). The restructuring plan includes brand and product portfolio rationalization in the domestic markets, a scaled-down international business with operations winding down throughout 2023, a reduction in workforce and reduced non-essential spending. The Company began executing on the restructuring plan in December 2022 and continued the efforts in the first quarter of 2023. Regarding the product portfolio rationalization, the Company wrote down inventory held internationally of $0.7 million during the three months ended March 31, 2023 because it was determined through continual assessment that select inventory would not be sold during the quarter. This charge is reflected within the “Cost of goods sold” line in the condensed consolidated statement of income. The majority of the product rationalization has occurred; the reduction in the workforce was executed in December of 2022; and the plans for the scale back of the international business are currently being executed. The Company expects to continue its efforts through the first half of 2023.

In total, the Company expects to incur approximately $5.5 million - $7.5 million in costs related to severance and reduction in non-essential spending throughout the execution of the restructuring plan. All severance payments accrued as of December 31, 2022 have been paid as of March 31, 2023 with the exception of $0.1 million and $0.2 million of domestic and international severance expected to be paid during the second quarter of 2023. The remaining costs yet to be incurred are expected to be incurred during the second quarter of 2023 and as the international wind down plan continues to be executed. The Company anticipates estimated cash savings in 2023 of approximately $30.0 million - $35.0 million as compared to 2022.

A summary of the total restructuring costs by major component recognized for the three months ended March 31, 2023 is as follows:

	Employee-Related	Product Rationalization	Total
Three months ended March 31, 2023	$—	$730	$730

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The following table summarizes the restructuring activities by major component as of March 31, 2023:

	Employee-Related	Product Rationalization	Total
Incurred during the quarter ended December 31, 2022	$1,148	$13,822	$14,970
Paid	(107)	—	(107)
Non-cash adjustment (1)	—	(13,822)	(13,822)
Balance as of December 31, 2022	$1,041	$—	$1,041
Incurred during 2023	—	730	730
Paid	(763)	—	(763)
Non-cash adjustment (1)	—	(730)	(730)
Balance as of March 31, 2023	$278	$—	$278

(1)	Non-cash adjustments for product rationalization represent inventory write-offs.

In addition to the above restructuring plan, the Company entered into a severance agreement with one former executive of the Company. The Company incurred $0.5 million related to the severance agreement for the three months ended March 31, 2023 and paid $0.1 million during the first quarter of 2023. The remaining severance will be paid over the next 12 months. The related severance costs are reflected in the “Severance and restructuring costs” line in the condensed consolidated statement of income.

19. Legal Actions

The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. Based on the information currently available to the Company, including the availability of coverage under its insurance policies, except as described below and in Note 20, the Company does not believe that any of these claims that were outstanding as of March 31, 2023 will have a material adverse impact on its financial position or results of operations. The Company’s accounting policy is to accrue for legal costs as they are incurred.

Coloplast — RTI Surgical, Inc., as a predecessor to the Company, is presently named as co-defendant along with other companies in a small percentage of the transvaginal surgical mesh (“TSM”) mass tort claims being brought in various state and federal courts. The TSM litigation has, as its catalyst, various Public Health Notifications issued by the FDA with respect to the placement of certain TSM implants that were the subject of 510(k) regulatory clearance prior to their distribution. The Company does not process or otherwise manufacture for distribution in the U.S. any implants that were the subject of these FDA Public Health Notifications. The Company denies any allegations against it and intends to continue to vigorously defend itself.

In addition to claims made directly against the Company, Coloplast, a distributor of TSM’s and certain allografts processed and private labeled for them under a contract with the Company, has also been named as a defendant in individual TSM cases in various federal and state courts. Coloplast requested that the Company indemnify or defend Coloplast in those claims that allege injuries caused by the Company’s allograft implants, and on April 24, 2014, Coloplast sued RTI Surgical, Inc. in the Fourth Judicial District of Minnesota for declaratory relief and breach of contract. On December 11, 2014, Coloplast entered into a settlement agreement with RTI Surgical, Inc. and Tutogen Medical, Inc. (the “Company Parties”) resulting in dismissal of the case. Under the terms of the settlement agreement, the Company Parties are responsible for the defense and indemnification of two categories of present and future claims: (1) tissue only (where Coloplast is solely the distributor of Company-processed allograft tissue and no Coloplast-manufactured or distributed synthetic mesh is identified) (“Tissue Only Claims”), and (2) tissue plus non-Coloplast synthetic mesh (“Tissue-Non-Coloplast Claims”) (the Tissue Only Claims and the Tissue-Non-Coloplast Claims being collectively referred to as “Indemnified Claims”). As of March 31, 2023, there are a cumulative total of 1,019 Indemnified Claims for which the Company Parties are providing defense and indemnification. Liabilities related to these claims are retained by the Company. The defense and indemnification of these cases are covered under the Company’s insurance policy subject to a reservation of rights by the insurer.

Based on the current information available to the Company, the impact that current or any future TSM litigation may have on the Company cannot be reasonably estimated.

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LifeNet — On June 27, 2018, LifeNet Health, Inc. (“LifeNet”) filed a patent infringement lawsuit in the United States District Court for the Middle District of Florida (since moved to the Northern District of Florida) claiming infringement of five of its patents by the Company’s predecessor RTI Surgical, Inc. The suit requests damages, enhanced damages, reimbursement of costs and expenses, reasonable attorney fees, and an injunction. The asserted patents are expired. On April 7, 2019, the Court granted the Company’s request to stay the lawsuit pending the U.S. Patent Trial and Appeal Board’s (“PTAB”) decision whether to institute review of the patentability of LifeNet’s patents. On August 12, 2019 the PTAB instituted review of three LifeNet patents, and on September 3, 2019, the PTAB instituted review of the remaining two. On August 4, 2020 and August 26, 2020, the PTAB issued final written decisions finding that certain claims were shown to be unpatentable and others not. Neither party appealed the PTAB’s decisions with respect to the three LifeNet patents on which the PTAB instituted review on August 12, 2019. With respect to the remaining two LifeNet patents, Surgalign filed Notices of Appeal with the Federal Circuit on October 27, 2020, and LifeNet filed a Notice of Cross-appeal on November 9, 2020. The Federal Circuit issued a Written Opinion on April 11, 2022 affirming in part and remanding in part. The PTAB canceled all challenged claims of the patent on remand on December 1, 2022. LifeNet filed a Notice of Appeal with the Federal Circuit on January 12, 2023. The Court lifted the stay for counts related to 4 of the 5 patents on January 20, 2023 and severed the count relating to the patent claims canceled by the PTAB on December 1, 2022. A trial date has been set for July 22, 2024. In connection with the sale of the Company’s OEM Business, liabilities related to these claims remained a liability retained by the Company. The Company continues to believe that the suit is without merit and will vigorously defend its position. The Company has entered into preliminary settlement discussions with LifeNet, but at this time an estimate of the settlement cannot be estimated, and therefore no amounts have been recorded as of March 31, 2023. Additionally based on the current information available to the Company, the impact that current or any future litigation may have on the Company cannot be reasonably estimated.

Securities Class Action— The Company’s Investigation (as defined below) resulted in stockholder litigation against the Company and certain former officers of the Company in the United States District Court for the Northern District of Illinois (the “Court”) on March 23, 2020 asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). On June 30, 2021, the parties to the Lowry Action conducted a mediation session and on July 27, 2021, a binding term sheet settling the Lowry Action was entered into whereby the defendants agreed to pay $10.5 million (inclusive of attorneys’ fees and administrative costs) in exchange for the dismissal with prejudice of all claims. On September 22, 2021, the court granted preliminary approval to the settlement, and the amount was paid by the Company’s insurers under its Directors’ and Officers’ insurance policies. The Court entered an order approving the settlement on January 26, 2022 and no amounts were outstanding on March 31, 2023. The matter is now concluded.

Derivative Lawsuits—Three derivative lawsuits have also been filed on behalf of the Company, naming it as a nominal defendant, and demanding a jury trial. On June 5, 2020, David Summers filed a shareholder derivative lawsuit (the “Summers Action”) against certain current and former directors and officers of the Company (as well as the Company as a nominal defendant), in the United States District Court for the Northern District of Illinois asserting statutory claims under Sections 10(b), 14(a), and 20(a) of the Exchange Act, as well as common law claims for breach of fiduciary duty, unjust enrichment and corporate waste. Thereafter, two similar shareholder derivative lawsuits asserting many of the same claims were filed in the same court against the same current and former directors and officers of the Company (as well as the Company as a nominal defendant), as well as a books and records demand under Section 220 of the Delaware General Corporate Law (the “Books and Records Demand”). The three derivative lawsuits have been consolidated into the first-filed Summers Action (together with the Books and Records Demand, the “Derivative Actions”). On September 6, 2020, the court entered an order staying the Summers Action pending resolution of the motions to dismiss in the Lowry Action. On September 30, 2021, the court granted preliminary approval of a proposed settlement of the Derivative Actions (the “Derivative Actions Settlement”). Pursuant to the Derivative Actions Settlement, the Company agreed to adopt or revise certain corporate governance policies and procedures, and the Company’s insurers agreed to pay $1.5 million to plaintiffs’ counsel. On January 24, 2022, the court gave final approval to the Derivative Actions Settlement and all amounts were settled. The matter is now concluded and no amounts were outstanding at March 31, 2023.

GPV I FIZN and StartVenture@Poland Sp. z.o.o. ASI SKA — The Company is presently named as a co-defendant along with other companies and individuals, including Dr. Siemionow and Dr. Lewicki, our former Chief Medical Officer and former Director respectively, by former stockholders of Holo Surgical, S.A. (“Holo SA”), individually and/or collectively, for common law fraud, constructive fraud, fraudulent inducement, conspiracy to defraud, and unjust enrichment, unlawful taking and conversion based on illegal and fraudulent actions related to (i) the sale of shares in Holo Surgical, Inc. to Roboticine, (ii) the purchase of Plaintiffs’ ownership interests in Holo SA by Roboticine, and (iii) the subsequent sale of Holo Surgical, Inc. to the Company. The Company does not believe that any of the claims relate to its action with regard to the negotiations nor the purchase of Holo SA and on May 27, 2022, moved to dismiss. On February 7, 2023, the court granted the Company’s motion to dismiss and the deadline for appeal has passed. The matter is now concluded.

In the future, we may become subject to additional litigation or governmental proceedings or investigations that could result in additional unanticipated legal costs regardless of the outcome of the litigation. If we are not successful in any such litigation, we may be required to pay substantial damages or settlement costs. Based on the current information available to the Company, the impact that current or any future stockholder litigation may have on the Company cannot be reasonably estimated.

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20. Regulatory Actions

SEC Investigation— As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2020, and the Form 10-K filed with the SEC on June 8, 2020, the Audit Committee of the Board of Directors, with the assistance of independent legal and forensic accounting advisors, conducted an internal investigation of matters relating to the Company’s revenue recognition practices for certain contractual arrangements, primarily with customers of the Company’s formerly-owned OEM Businesses, including the accounting treatment, financial reporting and internal controls related to such arrangements (the “Investigation”). The Investigation also examined transactions to understand the practices related to manual journal entries for accrual and reserve accounts. As a result of the Investigation, the Audit Committee concluded that the Company would restate its previously issued audited financial statements for fiscal years 2018, 2017, and 2016, selected financial data for fiscal years 2015 and 2014, the condensed consolidated financial statements for the quarterly periods within these years commencing with the first quarter of 2016, as well as the condensed consolidated financial statements for the quarterly periods within the 2019 fiscal year.

On August 3, 2022, the Company reached a settlement with the SEC concluding and resolving in its entirety the Investigation. Under the terms of the settlement, the Company paid a civil penalty of $2.0 million and received $0.6 million from former executives related to recouped compensation. These amounts were recorded in previous years. For the Investigation, there were no amounts outstanding as of March 31, 2023.

21. Related Party Transactions

The Company’s related parties include: i) a person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director; ii) greater than five percent beneficial owner of the Company’s common stock; or iii) immediate family member of any of the foregoing. The Company is not aware of any related party transactions in 2023 to date.

22. Subsequent Events

The Company evaluated subsequent events as of the issuance date of the condensed consolidated financial statements as defined by FASB ASC 855, Subsequent Events.

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